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                                                                          , 1999


Spinnaker Exploration Company
1200 Smith Street, Suite 800
Houston, Texas  77002

Credit Suisse First Boston Corporation
Donaldson, Lufkin & Jenrette Securities Corporation
Banc of America Securities LLC
Prudential Securities Incorporated
Nesbitt Burns Securities Inc.
      c/o Credit Suisse First Boston Corporation
          Eleven Madison Avenue
          New York, N.Y.  10010-3629


Dear Sirs:

          As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for common stock, par value $.01 per share (the "Securities"), of (the "Company"), the undersigned hereby agrees that, for a period of 180 days after the initial public offering (the "Commencement Date") of the Securities pursuant to the Underwriting Agreement to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior written consent of Credit Suisse First Boston Corporation.

          In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

          This Agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned. This agreement shall lapse and become null and void if the Commencement Date shall not have occurred on or before March 31, 2000.

                                    Very truly yours,




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